Exhibit 99.1

MEI Pharma Presents Clinical Results for ME-344 in Combination with Bevacizumab in Early HER2 Negative Breast Cancer Patients at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting

– Statistically significant biologic anti-tumor activity demonstrated as measured by a reduction in Ki67 in patients treated with ME-344 compared to an increase in patients receiving placebo –

SAN DIEGO, June 1, 2019 – MEI Pharma, Inc. (NASDAQ: MEIP), a late-stage pharmaceutical company focused on advancing potential new therapies for cancer, today announced data presented at ASCO 2019 from an investigator-initiated study of investigational ME-344 in combination with bevacizumab (marketed as Avastin®) in patients with early HER2-negative breast cancer. This study demonstrated proof of biologic anti-tumor activity as measured by a statistically significant reduction in Ki67, a measure of cell proliferation that is highly correlated with tumor response, in the group of patients treated with ME-344 compared to an increase in the group receiving saline.

“Data from this clinical study of ME-344 in combination with bevacizumab represents a potential novel approach to disrupting tumor metabolism and limiting tumor proliferation by inhibiting the heightened energy production necessary for cell division and cancer growth,” stated the study principal investigator, Miguel Quintela-Fandino, M.D., Ph.D., Director of the Clinical Research Program, Centro Nacional De Investigaciones Oncologicas, Madrid, Spain. “These results offer evidence for the biologic antitumor activity of ME-344 in certain metabolic contexts and support further exploration of the mitochondrial inhibitor ME-344 in a therapeutic role, providing a potential novel mechanism that may improve patient outcomes in combination with antiangiogenic therapeutics such as bevacizumab.”

The ME-344 ASCO 2018 poster can be accessed on the MEI Pharma website.

ME-344 Clinical Data

The clinical study was a multicenter, investigator-initiated, randomized, open-label trial evaluating ME-344 in a total of 42 patients with early HER2-negative breast cancer in combination with the vascular endothelial growth factor inhibitor bevacizumab. Patients were randomized one-to-one to either ME-344 plus bevacizumab or saline plus bevacizumab.

The primary objective of the study was to show proof of ME-344 biologic activity as measured by Ki67 reductions from day 0 to 28 compared to placebo. Secondary objectives included determining whether ME-344 biologic activity correlates with vascular normalization. The data demonstrate significant biologic activity in the ME-344 treatment group:

•	In ME-344 treated patients, mean absolute Ki67 decreases were 13.3 compared to an increase of 1.1 in the bevacizumab monotherapy group (P=0.01).

•	In ME-344 treated patients, mean relative Ki67 decreases were 23% compared to an increase of 186% in the bevacizumab monotherapy group (P < 0.01).

•

The mean relative Ki67 reduction in patients experiencing vascular normalization in the ME-344 treated patients was 33%, compared to an increase of 11.8% in normalized patients from the bevacizumab monotherapy group (P=0.09). Approximately one-third of patients in each arm had vascular normalization.

Treatment was generally well tolerated; two Grade 3 adverse events of high blood pressure were reported, 1 in each arm, and deemed related to bevacizumab.

About ME-344

ME-344 is a novel, tumor selective, isoflavone-derived mitochondrial inhibitor drug candidate. It directly targets the OXPHOS complex 1, a pathway involved in the production of adenosine triphosphate, or ATP, in the mitochondria. Treatment of tumor cells with ME-344 results in a rapid loss of ATP and cancer cell death. ME-344 demonstrated evidence of single-agent activity against refractory solid tumors in a Phase I study, and in preclinical studies, tumor cells treated with ME-344 resulted in a rapid loss of ATP and cancer cell death.

In addition to single-agent activity, ME-344 may also have potential in combination with antiangiogenic therapeutics. While antiangiogenics reduce the rate of glycolysis in tumors as a mechanism to block growth, tumor metabolism often shifts to mitochondrial metabolism to continue energy production to support continued tumor proliferation. In such cases of tumor plasticity in the presence of treatment with antiangiogenics, targeting the alternative metabolic source with ME-344 may open an important therapeutic opportunity.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a late-stage pharmaceutical company focused on developing potential new therapies for cancer. Our portfolio of drug candidates contains four clinical-stage assets, including one candidate in an ongoing global registration trial and another candidate in a Phase 2 clinical trial which may support an accelerated approval marketing application with the U.S. Food and Drug Administration. Each of our pipeline candidates leverages a different mechanism of action with the objective of developing therapeutic options that are: (1) differentiated, (2) address unmet medical needs and (3) deliver improved benefit to patients either as standalone treatments or in combination with other therapeutic options. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason@canalecomm.com